Registration No. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        LITCHFIELD FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

             Massachusetts                              04-3023928
       (State or other jurisdiction of      (IRS Employer Identification Number)
       incorporation or organization)
                789 Main Road, Stamford, VT 05352, (802) 694-1200
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Richard A. Stratton
                      President and Chief Executive Officer
                        Litchfield Financial Corporation
                 P.O. Box 488, Williamstown, Massachusetts 01267
                                 (802) 694-1200

                                    Copy to:
                               James Westra, Esq.
             Hutchins, Wheeler & Dittmar, A Professional Corporation
                 101 Federal Street, Boston, Massachusetts 02110
                                 (617) 951-6600

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. o
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. |X|
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o
                         CALCULATION OF REGISTRATION FEE

                                                     Proposed          Proposed
                                      Amount          maximum           maximum        Amount of
Title of each class of                 to be         offering price    aggregate       registration
 securities to be registered         registered       per share (1)  offering price(1)  fee


Common Stock, par value $.01 per share  349,768         $14.50          $5,071,636     $1,537



     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average high and low sales prices of the Company's Common Stock as quoted on the Nasdaq Stock Market's National Market on October 8, 1996.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION DATED October 11, 1996

PROSPECTUS
                        LITCHFIELD FINANCIAL CORPORATION

                         349,768 Shares of Common Stock
                                 Par Value $.01


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Prospectus relates to 349,768 shares of Common Stock, par value $.01 per share (the "Common Stock") of Litchfield Financial Corporation (the "Company") which may be sold by the Selling Stockholders. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Selling Stockholders will pay the expenses of the offering, estimated at $15,000.

        The Common Stock of the Company is traded in the over-the-counter market and quoted on the Nasdaq Stock Market's National Market under the symbol "LTCH." On October 8, 1996, the last sale price for the Common Stock, as reported by NASDAQ, was $14 3/4 per share.


                 The date of this Prospectus is October __, 1996

                               FURTHER INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60606. Copies of such materials may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates, or accessed on the Commission's World Wide Web site at (http://www.sec.gov). The Company's Common Stock is listed on The Nasdaq Stock Market's National Market, and such reports, proxy statements and other information can also be inspected at the Offices of Nasdaq Operations, 1735 K Street, N.W., Washington D.C. 20006.

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The delivery of this Prospectus at any time shall not under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

                                   THE COMPANY

        The principal executive offices of the Company are located at 789 Main Road, Stamford, VT 05352, telephone (802) 694-1200.

                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 8,000,000 shares of Common Stock, par value $.01 per share, of which 5,444,399 were outstanding as of September 30, 1996, and 1,000,000 shares of Preferred Stock, par value $.01 per share, none of which are outstanding.

Common Stock

        Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders. Voting rights are not cumulative. Accordingly, holders of a majority of the voting power entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of, and sinking fund or redemption or purchase rights with respect to, outstanding shares of Preferred Stock. In the event of voluntary or involuntary liquidation, distribution, dissolution, or winding up of the Company, the holders of Common Stock shall be entitled to receive all of the remaining assets of the Company, ratably and in proportion to the shares of Common Stock held by them, available after distribution in full of preferential amounts, if any, to be distributed to holders of Preferred Stock. Holders of Common Stock have no preemptive, subscription or redemption rights. The outstanding shares of Common Stock are, and the shares offered by this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

         Preferred Stock may be issued from time to time in one or more series. The Board of Directors, without further approval of stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock, and, under certain circumstances, make it more difficult for a third party to gain control of the Company.

        The transfer agent and registrar for the Common Stock of the Company is Boston EquiServe.

                              SELLING STOCKHOLDERS

        There are set forth below, with respect to the Selling Stockholders, the number of shares of Common Stock owned on October 8, 1996, the number of shares to be offered or sold after that date and the number of shares to be owned after completion of the offering.

                                              Shares of Common Stock                 Shares of Common Stock
                                             Beneficially Owned Prior               Beneficially Owned After
                                                  to the Offering                         the Offering

                                               Number    Percentage of               Number   Percentage of
                                                 of      Outstanding    Shares to      of      Outstanding
                    Name                      Shares       Shares      be Offered   Shares       Shares

Donald R. Dion, Jr. (1)                       346,075 (2)     6.4%      328,711(3)   17,364(4)       *
Donald R. Dion, Jr., Trustee of the
     Bay Cedar Unitrust                            21,057      *          21,057             0       0


*       Less than one percent
(1)     Mr. Dion is a Director of the Company.
(2) Includes 172,183 shares held by Mr. Dion and 173,892 shares issuable upon the exercise of options held by Mr. Dion.
(3) Includes 172,183 shares held by Mr. Dion and 156,528 shares issuable upon the exercise of options held by Mr. Dion.
(4)     Issuable upon the exercise of options held by Mr. Dion.

                              PLAN OF DISTRIBUTION

       The distribution of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or otherwise, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and broker-dealers that participate with the Selling Stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of shares may be deemed to be underwriting compensation.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

       The following documents filed by the Company with the Commission pursuant to the Exchange Act, are incorporated in and made a part of this Prospectus by reference:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

        (b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

        (c) The definitive Proxy Statement dated April 1, 1996 for the Annual Meeting of the Company's stockholders held on May 3, 1996.

        (d) The description of the Company's Common Stock which is contained in the Registration Statement filed by the Company with the Commission under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits not specifically incorporated in such documents). Requests for such copies should be directed to Ronald E. Rabidou, Litchfield Financial Corporation, 789 Main Road, Stamford, VT (telephone number: 802-694-1200).


                                  LEGAL MATTERS

        The validity of the Common Stock offered hereby will be passed upon for the Company by Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts. James Westra, a shareholder of Hutchins, Wheeler & Dittmar, is a Director of the Company. Mr. Westra owns 1,736 shares of the Company's Common Stock., and has options to acquire another 5,512 shares.

                                     EXPERTS

        The consolidated financial statements of Litchfield Financial Corporation incorporated by reference in Litchfield Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution*

         The expenses in connection with the issuance and distribution of the securities being registered hereby are estimated as follows:

          Registration fee under Securities Act...............  $ 1,537
          Legal fees and expenses.............................  $10,000
          Accounting fees and expenses........................  $ 2,700
          Miscellaneous.......................................  $   763

          Total**.............................................  $15,000

          *All amounts are estimated.
          **All expenses will be borne by the Selling Stockholders.

Item 15.  Indemnification of Directors and Officers

          Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts provides as follows:

          "Section 67. Indemnification of directors, officers, employees and other agents of a corporation, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by it to whatever extent shall be specified in or authorized by
(i) the articles of organization or (ii) a by-law adopted by the stockholders or
(iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the articles of organization or by-laws otherwise require, indemnification of any persons referred to in the preceding sentence who are not directors of the corporation may be provided by it to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this section which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan.

          No indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

          The absence of any express provision for indemnification shall not limit any right of indemnification existing independently of this section.

          A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization or with respect to any employee benefit plan, against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability."

          Article 7 of the Amended and Restated By-Laws of the Company provides that:

          Each director and officer (and his heirs and personal representatives) shall be indemnified by the Company against any Expenses incurred by him in connection with any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency in which he is involved as a result of his serving or having served as a director or officer, except as limited by law or with respect to a proceeding as to which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his action was in the best interests of the Company. "Expense" means any fine or penalty, and any liability fixed by a judgment, order, decree or award in such a proceeding and any professional fees and other disbursements reasonably incurred in connection with such a proceeding.

          Article Sixth of the Restated Articles of Organization of the Company provides that:

          No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any statutory provision or other law imposing such liability, except for liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section sixty-one or sixty-two of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the Director derived an improper personal benefit.

          The directors and officers of the Company are insured against liabilities which they incur in their capacity as such under policies of insurance carried by the Company.

Item 16.  Exhibits

          Number.........................        Description of Exhibit

            5.1 Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

           23.1                    Consent of Independent Accountants.

           23.2 Consent of Hutchins, Wheeler & Dittmar, A Professional Corporation (included in
                                   Exhibit 5.1).

Item 17.  Undertakings

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 10th day of October, 1996.

                                      LITCHFIELD FINANCIAL CORPORATION


                                      By:  s/  Richard A. Stratton
                                      Richard A. Stratton, President,
                                      Chief Executive Officer and
                                      Director

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                Title                                Date

s/  Richard A. Stratton         President, Chief               October 10, 1996
Richard A. Stratton             Executive Officer,
                                and Director

s/  Heather A. Sica             Executive Vice President,      October 10, 1996
Heather A. Sica                 Clerk, Treasurer,
                                and Director

s/  Ronald E. Rabidou           Chief Financial                October 10, 1996
Ronald E. Rabidou               Officer

s/  Donald R. Dion, Jr.         Director                       October 10, 1996
Donald R. Dion, Jr.

s/  David J. Ferrari            Director                       October 10, 1996
David J. Ferrari

s/  Gerald Segel                Director                       October 10, 1996
Gerald Segel

s/  John A. Costa               Director                       October 10, 1996
John A. Costa

s/  James Westra                Director                       October 10, 1996
James Westra

                                  EXHIBIT INDEX


Exhibit No.                      Description of Exhibit

    5.1                    Opinion of Hutchins, Wheeler & Dittmar,
                           A Professional Corporation.

   23.1                    Consent of Independent Accountants.

   23.2                    Consent of Hutchins, Wheeler & Dittmar,
                           A Professional Corporation (included in Exhibit 5.1).